EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Stephanie Bowman
Chief Financial Officer
TUESDAY MORNING CORPORATION
972-934-7251

Laurey Peat
LAUREY PEAT + ASSOCIATES
214-871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES SECOND QUARTER 2010 RESULTS

DALLAS, TX — January 26, 2010 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that, as previously announced, net sales for the second quarter of fiscal 2010 were $289.6 million compared to $272.7 million for the quarter ended December 31, 2008, an increase of 6.2%.  Comparable store sales increased 5.1% for the quarter.  The increase in comparable store sales was comprised of a 5.3% increase in traffic offset by a 0.2% decrease in average ticket.  Net income for the second quarter ended December 31, 2009 was $18.5 million or $0.43 earnings per diluted share, compared to net income of $12.7 million or $0.31 earnings per diluted share for the same period last year.

For the six-months ended December 31, 2009, net sales were $455.5 million compared to $446.1 million for the same period ended December 31, 2008, an increase of 2.1%.  Comparable store sales increased 0.8% for the six-month period ended December 31, 2009.  The increase in comparable store sales was comprised of a 2.5% increase in traffic offset by a 1.7% decrease in average ticket.  For the six-months ended December 31, 2009, the Company had earnings per diluted share of $0.32 versus $0.20 for the same period in fiscal 2009.

Kathleen Mason, President and Chief Executive Officer, stated, “We were encouraged by our increase in comparable store sales and earnings, our strong balance sheet and control of inventory.  Cash was $57.7 million compared to $5.8 million while inventory was down 7.5% at December 31, 2009 versus the same period last year. There were no outstanding borrowings at quarter end.   We are confident in our ability to continue this positive trend in our operating results for the balance of the year.”

Financial Results for the Second Quarter Ended December 31, 2009

Gross Profit - Gross profit increased $8.6 million, or 8.5%, to $109.4 million for the second quarter ended December 31, 2009 as compared to the same quarter last year of $100.9 million. As a percentage of net sales, gross profit increased to 37.8% for the quarter compared to 37.0% for the same period in fiscal 2009. This increase of 0.8% in gross profit percentage was primarily due to better sell through of merchandise resulting in lower markdown percentages in addition to lower shrink and freight costs.

Selling, General and Administrative Expenses (“SG&A”) - SG&A for the quarter was $79.3 million, or 27.4% of net sales, versus $80.3 million, or 29.5% of net sales, in the same period last year.  On a per store basis, SG&A was lower this quarter by 1.1% versus last year.

Interest Expense, Net - Net interest expense for the quarter ended December 31, 2009 increased to $600,000 versus $525,000 for the same period last year primarily due to higher amortization of financing fees related to the new credit facility that was closed on December 15, 2008.

Financial Results for the Six-Months Ended December 31, 2009

Gross Profit - Gross profit increased $7.8 million, or 4.7%, to $172.8 million for the six-months ended December 31, 2009 compared to the same six-month period last year of $165.1 million, primarily a result of higher sales volume. As a percentage of net sales, gross profit increased to 37.9% for the six-month period ended December 31, 2009 compared to 37.0% in the same period last year. This increase of 0.9% in gross profit percentage was primarily due to better sell through of merchandise resulting in lower markdown percentages in addition to lower shrink and freight costs.

Selling, General and Administrative Expenses - SG&A for the six-months ended December 31, 2009 was $149.6 million, or 32.8% of net sales, versus $151.2 million, or 33.9% of net sales, for the same period last year.  On a per store basis, SG&A was lower in the six-months ended December 31, 2009 by 1.3% compared to the same period last year.

Interest Expense, Net - Net interest expense for the six-months ended December 31, 2009 was $1.4 million versus $0.9 million for the same period last year, primarily due to an increase in amortization of financing fees related to the new credit facility that was closed on December 15, 2008, offset by a decrease in net borrowings.

Balance Sheet

Inventory was $241.2 million at December 31, 2009 compared to $260.9 million at December 31, 2008, a decrease of $19.7 million or 7.5%. On a per store basis, inventory was 7.3% lower at December 31, 2009 versus last year.  Net property and equipment was $72.5 million at December 31, 2009, a reduction of $3.2 million compared to December 31, 2008.  This decrease resulted from capital expenditures being less than depreciation.

Accounts payable was higher at December 31, 2009 by $10.8 million versus the same period last year primarily due to the timing of new receipts in December 2009.  At December 31, 2009, we had no amounts outstanding under our revolving credit facility versus $2.0 million last year.  Outstanding letters of credit, primarily for insurance programs, were $12.3 million at December 31, 2009 compared to $12.8 million last year.  At December 31, 2009, we had availability of $106.3 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 858 stores in 43 states as of December 31, 2009.  During the second quarter of fiscal year 2010, we opened eight stores, relocated three stores and did not close any stores.  During the six-months ended December 31, 2009, we opened 18 stores, closed 17 stores and relocated 12 stores.

Fiscal Year 2010 Guidance:

Based upon the above results, we are maintaining our January 11, 2010 revised guidance for the full fiscal year ending on June 30, 2010 as follows:

Net sales:	$805 million to $815 million
Comparable store sales:	Negative low single digits to flat
Diluted earnings per share:	$0.06 to $0.10
Capital expenditures:	$21 million
Decrease in store count	(7)

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 858 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

The Investor Relations section of our corporate web site at www.tuesdaymorning.com contains press releases, a link to request financial and other information and access to our filings with the Securities and Exchange Commission.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A.  Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following:  uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of the current economic recession; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales.  The forward-looking statements made in this press release relate only to events as of the date on which the statements were made.  We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

# # #

Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$289,615	$272,650	$455,482	$446,051
Cost of sales	180,152	171,755	282,640	281,000
Gross profit	109,463	100,895	172,842	165,051

Selling, general and administrative expenses	79,295	80,315	149,607	151,227

Operating income	30,168	20,580	23,235	13,824

Other income (expense):
Interest expense	(705)	(717)	(1,455)	(1,127)
Interest income	2	—	2	1
Other income (expense), net	103	192	88	271
Other income (expense)	(600)	(525)	(1,365)	(855)

Income before income taxes	29,568	20,055	21,870	12,969

Income tax expense	11,118	7,344	8,081	4,556

Net income	$18,450	$12,711	$13,789	$8,413

Earnings Per Share:
Net income per common share:
Basic	$0.43	$0.31	$0.32	$0.20
Diluted	$0.43	$0.31	$0.32	$0.20

Weighted average number of common shares:
Basic	41,801	41,462	41,743	41,451
Diluted	42,234	41,587	42,230	41,597

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2009	Dec. 31, 2008	June 30, 2009
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,690	$5,839	$5,783
Inventories	241,245	260,888	223,628
Prepaid expenses and other assets	5,997	9,407	10,197
Deferred income taxes	1,441	2,080	1,545
Total current assets	306,373	278,214	241,153

Property and equipment, net	72,466	75,714	72,356

Other long-term assets:
Deferred financing costs	3,739	3,551	4,211
Other assets	964	2,562	1,521

Total Assets	$383,542	$360,041	$319,241

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$84,125	$73,301	$47,109
Accrued liabilities	36,703	32,048	28,765
Income taxes payable	7,147	4,296	1,564
Total current liabilities	127,975	109,645	77,438

Revolving credit facility	—	2,030	—
Deferred rent	3,480	4,043	4,171
Income tax payable - non-current	618	—	—
Deferred income taxes	1,817	2,017	2,279
Total Liabilities	133,890	117,735	83,888

Stockholders’ equity	249,652	242,306	235,353
Total Liabilities and Stockholders’ Equity	$383,542	$360,041	$319,241

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows

(in thousands)

	Six Months Ended Dec. 31,
	2009	2008
	(unaudited)
Net cash flows from operating activities:
Net income	$13,789	$8,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,936	8,446
Amortization of financing fees	472	226
Deferred income taxes	(858)	(3,910)
Loss on disposal of fixed assets	346	185
Stock compensation expense	1,096	1,140
Other non-cash charges	107	4
Net change in operating assets and liabilities	31,772	(8,962)

Net cash provided by operating activities	54,660	5,542

Net cash flows from investing activities:
Capital expenditures	(8,392)	(7,032)

Net cash used in investing activities	(8,392)	(7,032)

Net cash flows from financing activities:
Repayments-revolving credit facility	(61,605)	(153,941)
Borrowings-revolving credit facility	61,605	147,471
Change in cash overdraft	5,639	8,444
Payment of debt financing costs	—	(3,275)

Net cash provided by (used in) financing activities	5,639	(1,301)

Net increase (decrease) in cash and cash equivalents	51,907	(2,791)

Cash and cash equivalents, beginning of period	5,783	8,630

Cash and cash equivalents, end of period	$57,690	$5,839